-----------                                        -----------------------------
| FORM 5  |                                        |         OMB APPROVAL      |
-----------                                        |---------------------------|
 --                                                |Estimated average burden   |
|  | Check this box if no longer                   |hours per response......0.5|
 --  subject to Section 16, Form 4                 -----------------------------
     or Form 5 obligations may
     continue. See Instruction 1(b).
 --
|  | Form 3 Holdings Reported
 --
 --
|  | Form 4 Transactions Reported
 --

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             ANNUAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                           Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person         | 2.   Issuer Name and Ticker
                                                  |      or Trading Symbol
    Craig,          Walter           M., Jr.      |
--------------------------------------------------|       Seitel, Inc.    SEI
    (Last)          (First)        (Middle)       |
                                                  |-----------------------------
    Galleria Atrium                               | 3.   IRS or Social Security
    2 Bridge Avenue                               |      Number of Reporting
--------------------------------------------------|      Person(Voluntary)
                    (Street)                      |
                                                  |
    Redbank,           NJ          07701          |
--------------------------------------------------|
     (City)         (State)        (Zip)          |
--------------------------------------------------------------------------------
4.   Statement for Month/Year   December, 1998
--------------------------------------------------------------------------------
5. If Amendment, | 6. Relationship of Reporting Person   | 7.  Individual or
   Date of       |    to Issuer (Check all applicable)   |     Joint/Group
   Original      |     X  Director             10% Owner |     Filing
   (Month/Day/   |   -----                -----          |
   Year)         |        Officer              Other     |  X  Form filed by
                 |   -----                -----          | --- One Reporting
                 | (give title below)   (specify below)  |     Person
   12/31/98      |                                       |
                 |                                       |     Form filed by
                 |                                       | --- more than One
                 |                                       |     Reporting Person
--------------------------------------------------------------------------------

                  Table I - Non-Derivative Securities Acquired,
                            Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------
1.   Title of Security                              |  2.   Transaction Date
     (Instr. 3)                                     |       (Month/Day/Year)
----------------------------------------------------|---------------------------
(a)  Common Stock, Par Value $.01                   | 01/01/98 - 12/31/98
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
3.   Transaction Code       |  4.  Securities Acquired (A) or Disposed of (D)
     (Instr. 8)             |      (Instr. 3, 4 and 5)
                            |
----------------------------|---------------------------------------------------
    Code                    |       Amount     |     (A) or (D)   |   Price
----------------------------|------------------|------------------|-------------
(a)   I                     |      249         |         A        |9.00 - 19.25
--------------------------------------------------------------------------------
5.   Amount of Securities  | 6.   Ownership Form:   | 7.   Nature of Indirect
     Beneficially Owned    |      Direct (D) or     |      Beneficial
     at End of Month       |      Indirect (I)      |      Ownership
     (Instr. 3 and 4)      |      (Instr. 4)        |      (Instr. 4)
---------------------------|------------------------|---------------------------
(a)       7,266            |           D            |
--------------------------------------------------------------------------------

             Table II - Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------
1.   Title of Derivative Security           | 2.  Conversion | 3.  Transaction
     (Instr. 3)                             |     or Exercise|     Date (Month/
                                            |     Price of   |     Day/Year)
                                            |     Derivative |
                                            |     Security   |
--------------------------------------------|----------------|------------------
(a)  Employee Warrants                      |    16.00       |     12/03/98
--------------------------------------------|----------------|------------------
(b)  Employee Warrants                      |    16.00       |     12/03/98
--------------------------------------------|----------------|------------------
(c)  Employee Warrants                      |    21.4375     |     12/03/98
--------------------------------------------|----------------|------------------
(d)  Employee Warrants                      |    21.28125    |     12/03/98
--------------------------------------------|----------------|------------------
(e)  Warrants - Right to Buy                |    11.75       |
--------------------------------------------|----------------|------------------
(f)  Employee Warrants                      |    13.9375(3)  |     12/03/98
--------------------------------------------|----------------|------------------
(g)  Employee Warrants                      |    13.9375(3)  |     12/03/98
--------------------------------------------|----------------|------------------
(h)  Employee Warrants                      |    13.9375(3)  |     12/03/98
--------------------------------------------|----------------|------------------
(i)  Employee Warrants                      |    13.9375(3)  |     12/03/98
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.   Transaction   |  5.   Number of Derivative  | 6.   Date Exercisable and
     Code          |       Securities Acquired   |      Expiration Date
    (Instr. 8)     |                             |      (Month/Day/Year)
-------------------|-----------------------------|------------------------------
                   |     (A)     |     (D)       |   Date        | Expiration
                                 |               | Exercisable   |      Date
-------------------|-------------|---------------|---------------|--------------
(a) D (1)          |             |   21,230      |    4/28/95    |   12/10/00
-------------------|-------------|---------------|---------------|--------------
(b) D (1)          |             |   21,230      |    4/28/95    |    4/28/00
-------------------|-------------|---------------|---------------|--------------
(c) D (1)          |             |    1,044      |    9/15/97    |    9/15/02
-------------------|-------------|---------------|---------------|--------------
(d) D (1)          |             |   17,800      |    9/15/97    |    9/15/02
-------------------|-------------|---------------|---------------|--------------
(e)                |             |               |   10/02/98    |   10/02/03
-------------------|-------------|---------------|---------------|--------------
(f) A (2)          |  21,230     |               |   12/03/98    |   12/10/00
-------------------|-------------|---------------|---------------|--------------
(g) A (2)          |  21,230     |               |   12/03/98    |    4/28/00
-------------------|-------------|---------------|---------------|--------------
(h) A (2)          |   1,044     |               |   12/03/98    |    9/15/02
-------------------|-------------|---------------|---------------|--------------
(i) A (2)          |  17,800     |               |   12/03/98    |    9/15/02
--------------------------------------------------------------------------------
7.   Title and Amount of Underlying                 |  8.   Price of
     Securities (Instr. 3 and 4)                    |       Derivative
----------------------------------------------------|       Security
             Title                 |Amount or Number|       (Instr. 5)
                                   |   of Shares    |
-----------------------------------|----------------|---------------------------
(a)  Common Stock                  |     21,230     |
-----------------------------------|----------------|---------------------------
(b)  Common Stock                  |     21,230     |
-----------------------------------|----------------|---------------------------
(c)  Common Stock                  |      1,044     |
-----------------------------------|----------------|---------------------------
(d)  Common Stock                  |     17,800     |
-----------------------------------|----------------|---------------------------
(e)  Common Stock                  |      6,250     |
-----------------------------------|----------------|---------------------------
(f)  Common Stock                  |     21,230     |
-----------------------------------|----------------|---------------------------
(g)  Common Stock                  |     21,230     |
-----------------------------------|----------------|---------------------------
(h)  Common Stock                  |      1,044     |
-----------------------------------|----------------|---------------------------
(i)  Common Stock                  |     17,800     |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9.   Number of Derivative   | 10.  Ownership Form   | 11.  Nature of Indirect
     Securities Beneficially|      of Derivative    |      Beneficial
     Owned at End of Month  |      Security: Direct |      Ownership
     (Instr. 4)             |      (D) or Indirect  |      (Instr. 4)
                            |      (I) (Instr. 4)   |
----------------------------|-----------------------|---------------------------
(a)            0            |            D          |
----------------------------|-----------------------|---------------------------
(b)            0            |            D          |
----------------------------|-----------------------|---------------------------
(c)            0            |            D          |
----------------------------|-----------------------|---------------------------
(d)            0            |            D          |
----------------------------|-----------------------|---------------------------
(e)        6,250            |            D          |
----------------------------|-----------------------|---------------------------
(f)       21,230            |            D          |
----------------------------|-----------------------|---------------------------
(g)       21,230            |            D          |
----------------------------|-----------------------|---------------------------
(h)        1,044            |            D          |
----------------------------|-----------------------|---------------------------
(i)       17,800            |            D          |
--------------------------------------------------------------------------------


Explanation of Responses:

1. Cancellation of option/warrant in connection with grant of replacement option/warrant.

2.   The   reported   transaction   involved   the   repricing  of  an  existing
     option/warrant. The vesting terms were not amended.

3. The exercise price will be $11.9375 if the Company is acquired prior to the exercise or expiration of the option or warrant.



                                   /s/ Walter M. Craig, Jr.
                                   (by Marcia H. Kendrick)             06/22/99
                                  ---------------------------------  -----------
                                  **Signature of Reporting Person        Date


** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).